Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2019 Second Quarter Results

•	Expanded gross margin to 33.7% on sales of $15.3 million; Represents 41% year-over-year quarterly revenue growth
•	A 9% decrease in operating expenses and improved gross margin drove significant reduction in net loss; Demonstrates improved operating model
•	Backlog increased to $23.1 million

NORTH HUNTINGDON, PA, August 7, 2019 – The ExOne Company (Nasdaq: XONE) (“ExOne” or the “Company”), a global leader in industrial sand and metal three-dimensional (“3D”) printing systems using binder jetting technology, reported financial results today for the second quarter and first half year ended June 30, 2019.

John Hartner, ExOne’s Chief Executive Officer, stated, “We are pleased with the significant progress we are making – from a technological, commercial and financial standpoint.  We reached a milestone for ExOne this quarter, reporting record-setting second quarter revenue and gross profit levels, in spite of recent unfavorable macroeconomic factors.  As we reflect on our trailing twelve month (TTM) financial performance through the 2019 second quarter, we achieved record-setting levels for several metrics during our history as a public company – including revenue of $66.7 million and nearing breakeven Adjusted EBITDA*.  Those metrics represent significant improvement over the year-ago TTM revenue of $58.8 million, net loss of $21.2 million, and Adjusted EBITDA* loss of $13.6 million, reflecting the success of our operating model changes initiated a year ago.”

He continued, “We are receiving favorable feedback on our new S-MAX Pro™ that we introduced in conjunction with the GIFA trade fair in Dusseldorf, Germany in June.  This industrial sand printer includes a newly-developed, highly-efficient printhead and fully-automated recoater, significantly increasing print speed.  Its multi-binder system is conducive to a fully-automated, scalable production line capable of 24/7 operation and includes the latest Siemens’ Digital Factory portfolio of software and automation technology to leverage the benefits of Industry 4.0.

“As we previously announced, Kennametal and Sandvik have agreed to beta test our new X1 25PRO™, our larger format, fine powder, high-resolution production machine that we displayed at the RAPID + TCT trade show in Detroit in May.  This new platform is capable of printing standard industry powders utilized in MIM (metal injection molding) and other PM (powdered metal) processes.  We secured our first order for a production machine that we expect to ship in the second half of this year.

“Customer feedback and pipeline growth for both of these machines gives us confidence in our ongoing technological advancement capability and growing customer adoption of our platforms.”

* See the attached table captioned “Adjusted EBITDA Reconciliation” for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (the most directly comparable measure under accounting principles generally accepted in the United States (“GAAP”)) to Adjusted EBITDA for the three month, six month and trailing twelve month periods ended June 30, 2019 and 2018.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

Second Quarter and First Half 2019 Revenue – Driven By Machine Sale Growth

(compared with the prior-year period unless stated otherwise)

	Three Months Ended					Six Months Ended
(in millions)	June 30,					June 30,
Revenue by Product Line	2019		2018		% Change	2019		2018		% Change
3D Printing Machines	$9.3	60%	$3.2	30%	187%	$12.6	51%	$7.7	34%	62%
3D Printed and Other Products, Materials and Services	6.0	40%	$7.6	70%	(21%)	12.3	49%	15.0	66%	(18%)
Total Revenue	$15.3	100%	$10.8	100%	41%	$24.9	100%	$22.7	100%	9%

Consolidated revenue of $15.3 million for the 2019 second quarter, a record level for a second quarter for ExOne, grew by 41% compared with the 2018 second quarter.

Machine revenue was $9.3 million in the second quarter of 2019, nearly three times the prior-year period, benefiting from growth in unit sales and machine platform mix.  In the 2019 second quarter, 13 machines were sold, of which seven were indirect and six were direct printing machines.  This compares with seven machines sold in the 2018 second quarter, consisting of two indirect and five direct printing machines. The increase in unit sales is indicative of accelerating customer adoption.

Recurring revenue (3D printed and other products, materials and services) was $6.0 million in the second quarter of 2019, compared with $7.6 million in the second quarter of 2018.  The decrease was primarily due to a lower volume of printing projects at the Company’s direct and indirect service centers, including the impact of the Company’s exit from its Houston facility.

For the first half of 2019, consolidated revenue grew 9% to $24.9 million, compared with the first half of 2018.  Machine revenue was up 62% to $12.6 million and recurring revenue decreased to $12.3 million.  Machine revenue included sales of 21 machine units in the first half of 2019, up 62% from 13 units in 2018.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Second Quarter Operations – Demonstrating Improvement in Operating Model
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	Q2 2019	Q2 2018	Change	% Change
Gross profit	$5.1	$1.6	$3.5	223%
Gross margin	33.7%	14.6%
Operating loss	$(3.6)	$(8.0)	$4.4	55%
Net loss	$(3.8)	$(8.0)	$4.2	53%
Diluted EPS	$(0.23)	$(0.50)	$0.27	54%

Gross profit was $5.1 million in the 2019 second quarter, a record level for any second quarter in ExOne’s history.  Gross margin significantly expanded to 33.7% from 14.6% in the same period in 2018.  The 2019 quarter benefited from improved operating leverage on higher volume, as well as a reduction in fixed costs resulting from the 2018 global cost realignment program.  The 2018 quarter was unfavorably impacted by a $0.6 million inventory charge.

R&D expense of $2.5 million for the quarter was down $0.7 million, or 22%, compared with the 2018 second quarter, primarily from efficiencies gained from the 2018 global cost realignment program and improved resource allocation to maintain strong progress in advancing the Company’s technology.   These reductions were partially offset by increased material costs associated with development of the recently announced X1 25PRO™ and S-MAX Pro™.

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

SG&A expense of $6.2 million in the 2019 second quarter was down $0.2 million, or 3%, compared with the 2018 second quarter, benefiting from the 2018 global cost realignment program.  These reductions were partially offset by a change of approximately $0.6 million of increased equity-based compensation associated with the changes in executive management as well as approximately $0.5 million of incremental costs associated with trade show activities including the GIFA trade fair in the 2019 second quarter, an international show that occurs once every four years.

Net loss for the quarter was $3.8 million, or $0.23 per share, compared with an $8.0 million net loss, or $0.50 loss per share, in the second quarter of 2018.  The $4.2 million improvement was driven primarily by the increase in revenue, favorable machine platform mix and the Company’s new operating model.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA*”), a non-GAAP measure, was a $1.7 million loss in the 2019 second quarter, reflecting significant improvement compared with a $6.7 million loss in last year’s second quarter.

First Half 2019 Review – Realizing Production Efficiency and Operating Leverage
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	YTD 2019	YTD 2018	Change	% Change
Gross profit	$7.8	$4.2	$3.6	85%
Gross margin	31.3%	18.5%
Operating loss	$(8.8)	$(14.4)	$5.6	39%
Net loss	$(8.3)	$(14.4)	$6.1	43%
Diluted EPS	$(0.51)	$(0.89)	$0.38	43%

Gross profit was $7.8 million in the first half of 2019, while gross margin significantly expanded to 31.3% from 18.5% in the first half of 2018.  The 2019 period benefited from improved operating leverage, as well as a reduction in fixed costs resulting from the 2018 global cost realignment program.

R&D expense of $5.0 million for the first half of 2019 was down $1.1 million, or 18%, compared with the 2018 period, primarily resulting from efficiencies gained from the 2018 global cost realignment program and improved resource allocation to maintain strong progress in advancing the Company’s technology.  These reductions were partially offset by increased material costs associated with development of the X1 25PRO™ and S-MAX Pro™.

SG&A expense of $11.6 million was down $1.0 million, or 8%, compared with the first half of 2018, also benefiting from the 2018 global cost realignment program, partially offset by costs in the second quarter for equity-based compensation and trade show activities in the second quarter.

ExOne realized a $0.7 million tax benefit for the first half of 2019 resulting from the completion of a tax examination.

Net loss for the first half of 2019 was $8.3 million, or $0.51 per share, compared with a $14.4 million net loss, or $0.89 loss per share, in the same period in 2018.  The $6.1 million improvement was driven primarily by the increase in revenue and the Company’s new operating model.

Adjusted EBITDA, a non-GAAP measure, was a $5.3 million loss in the first half of 2019, compared with an $11.2 million loss in the first half of 2018.

Capitalization – Operating Cash Flow Is Stabilizing

Cash, cash equivalents and restricted cash as of June 30, 2019 were $7.3 million, compared with $9.1 million at December 31, 2018.  This includes a use of cash during the 2019 second quarter of less than $0.1 million.  There were no borrowings outstanding on the Company’s $15 million credit facility as of June 30, 2019 or December 31, 2018.

* See the attached table captioned “Adjusted EBITDA Reconciliation” for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (the most directly comparable measure under accounting principles generally accepted in the United States (“GAAP”)) to Adjusted EBITDA for the three month, six month and trailing twelve month periods ended June 30, 2019 and 2018.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

Cash used for operating activities during the first half of 2019 was $1.5 million, compared with $7.9 million in the same 2018 period.  The $6.4 million decrease was driven by a lower net loss and improved net working capital, reflecting the Company’s new operating model.

Cash capital expenditures were $0.4 million and $0.8 million in the first half of 2019 and 2018, respectively.  In 2019, the Company continues to expect cash capital expenditures of $1 million to $2 million.

Maintaining 2019 Goals – Recent Macroeconomic Conditions Present Risk

Mr. Hartner concluded, “Our revenue for the first half of 2019 came in close to 35% of our full year expectations.  We are beginning to see pressure on capital equipment spending driven by recent macroeconomic factors.  If these conditions continue or worsen, they could affect our ability to reach our goals.  However, our order momentum in the second quarter and backlog, together with the activity in our pipeline support our 2019 goals for mid-teen revenue growth and positive Adjusted EBITDA*.  As variability of our quarterly revenue levels is typical, we currently believe that our third quarter revenue will be modestly higher than our second quarter and we are targeting a strong fourth quarter to close out the year.  Importantly, we believe we have sufficient capital to execute our operating plans.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Wednesday, August 7, 2019 at 4:45 p.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2019 second quarter, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com.

A telephonic replay of the conference call will be available from 7:45 p.m. Eastern Time on the day of the teleconference through Wednesday, August 14, 2019.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13692267, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (“EACs”).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “goal,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop new 3D printing machines; delays in customer capital equipment spending due to macroeconomic factors; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities or EACs; the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K and other SEC filings that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President – Corporate Development	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		%	Six Months Ended		%
	June 30,		Change	June 30,		Change
	2019	2018		2019	2018
Revenue	$15,279	$10,857	41%	$24,858	$22,750	9%
Cost of sales	10,137	9,267	9%	17,074	18,544	(8%)
Gross profit	5,142	1,590	223%	7,784	4,206	85%
Gross margin	33.7%	14.6%		31.3%	18.5%
Research and development	2,537	3,235	(22%)	4,969	6,030	(18%)
Selling, general and administrative	6,167	6,353	(3%)	11,590	12,555	(8%)
	8,704	9,588	(9%)	16,559	18,585	(11%)
Operating loss	(3,562)	(7,998)	55%	(8,775)	(14,379)	39%
Interest expense	71	73	(3%)	142	106	34%
Other expense (income) ̶ net	57	(52)	NM	69	(98)	NM
	128	21	510%	211	8	2538%
Loss before income taxes	(3,690)	(8,019)	54%	(8,986)	(14,387)	38%
Provision (benefit) for income taxes	99	18	450%	(701)	35	NM
Net loss	$(3,789)	$(8,037)	53%	$(8,285)	$(14,422)	43%
Net loss per common share:
Basic	$(0.23)	$(0.50)	54%	$(0.51)	$(0.89)	43%
Diluted	$(0.23)	$(0.50)	54%	$(0.51)	$(0.89)	43%
Weighted average shared outstanding (basic and diluted)	16,301	16,150		16,278	16,144

NM:  Not Meaningful

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,462	$7,592
Restricted cash	1,790	1,548
Accounts receivable ̶ net	4,667	6,393
Current portion of net investment in sales-type leases	293	302
Inventories ̶ net	16,183	15,930
Prepaid expenses and other current assets	2,736	2,438
Total current assets	31,131	34,203
Property and equipment ̶ net	40,879	41,906
Net investment in sales-type leases ̶ net of current portion	1,204	1,351
Other noncurrent assets	484	222
Total assets	$73,698	$77,682
Liabilities
Current liabilities:
Current portion of long-term debt	$149	$144
Accounts payable	5,339	4,376
Accrued expenses and other current liabilities	4,525	6,049
Current portion of contract liabilities	6,204	2,343
Total current liabilities	16,217	12,912
Long-term debt ̶ net of current portion	1,288	1,364
Contract liabilities ̶ net of current portion	341	527
Other noncurrent liabilities	280	104
Total liabilities	18,126	14,907
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,318,147 (2019) and 16,234,201 (2018) shares issued and outstanding	163	162
Additional paid-in capital	176,488	175,214
Accumulated deficit	(110,138)	(101,853)
Accumulated other comprehensive loss	(10,941)	(10,748)
Total stockholders' equity	55,572	62,775
Total liabilities and stockholders' equity	$73,698	$77,682

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Operating activities
Net loss	$(8,285)	$(14,422)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	2,349	2,829
Equity-based compensation	1,081	374
Amortization of debt issuance costs	47	27
Recoveries for bad debts ̶ net	(150)	(37)
(Recoveries) provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	(27)	771
Gain from disposal of property and equipment ̶ net	(2)	(41)
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	1,879	3,661
Decrease in net investment in sales-type leases	153	102
Increase in inventories	(1,167)	(7,060)
Increase in prepaid expenses and other assets	(221)	(658)
Increase in accounts payable	927	445
(Decrease) increase in accrued expenses and other liabilities	(1,689)	730
Increase in contract liabilities	3,608	5,406
Net cash used for operating activities	(1,497)	(7,873)
Investing activities
Capital expenditures	(423)	(819)
Proceeds from sale of property and equipment	3	25
Net cash used for investing activities	(420)	(794)
Financing activities
Payments on long-term debt	(74)	(70)
Proceeds from exercise of employee stock options	171	—
Taxes related to the net share settlement of equity-based awards	(68)	—
Debt issuance costs	—	(188)
Other	(7)	(9)
Net cash provided by (used for) financing activities	22	(267)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	7	(197)
Net change in cash, cash equivalents, and restricted cash	(1,888)	(9,131)
Cash, cash equivalents, and restricted cash at beginning of period	9,140	22,178
Cash, cash equivalents, and restricted cash at end of period	$7,252	$13,047

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$1,066	$895
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$182	$424
Property and equipment included in accounts payable	$110	$95
Property and equipment included in accrued expenses and other current liabilities	$48	$23
Property and equipment acquired through financing arrangements	$—	$14
Unsettled proceeds from sale of property and equipment	$—	$51
Unsettled proceeds from exercise of employee stock options	$91	$—
Debt issuance costs included in accrued expenses and other current liabilities	$—	$76

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The ExOne Company Reports 2019 Second Quarter Results

August 7, 2019

The ExOne Company

Additional Information

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
3D printing machine units sold:
Direct	6	5	12	8
Indirect	7	2	9	5
	13	7	21	13

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Three Months Ended		Six Months Ended		Trailing Twelve Months Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019	2018
Net loss	$(3.8)	$(8.0)	$(8.3)	$(14.4)	$(6.6)	$(21.2)
Interest expense	0.1	0.1	0.1	0.1	0.3	0.2
Provision (benefit) for income taxes	0.1	0.0	(0.7)	0.0	(0.6)	0.1
Depreciation and amortization	1.2	1.3	2.4	2.8	5.0	5.5
Equity-based compensation	0.6	(0.0)	1.1	0.4	1.7	1.9
Other expense (income) ̶ net	0.1	(0.1)	0.1	(0.1)	(0.5)	(0.1)
Adjusted EBITDA	$(1.7)	$(6.7)	$(5.3)	$(11.2)	$(0.7)	$(13.6)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation, and other expense (income) – net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under SEC rules, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. The presentation of Adjusted EBITDA is not intended to be a substitute for, and should not be considered in isolation from, net income (loss) reported in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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